Exhibit 99.1

Commonwealth Bankshares, Inc.

List of Financial Statements

The following consolidated financial statements of Commonwealth Bankshares, Inc. and subsidiaries are included:

Schedules to the consolidated financial statements required by Article 9 of Regulations S-X are not required under the related instructions or are inapplicable, and therefore have been omitted.

REPORT OF INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM

To the Stockholders’ and Board of Directors

Commonwealth Bankshares, Inc.

Norfolk, Virginia

We have audited the accompany consolidated balance sheets of Commonwealth Bankshares, Inc. and subsidiaries as of December 31, 2008 and 2007, and the related consolidated statements of operations, stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2008. We also have audited Commonwealth Bankshares, Inc. and subsidiaries internal control over financial reporting as of December 31, 2008, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Commonwealth Bankshares, Inc. and subsidiaries management is responsible for these consolidated financial statements, for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting, included in Management’s Report on Internal Control over Financial Reporting appearing under Item 9A. Our responsibility is to express an opinion on these consolidated financial statements and an opinion on the Company’s internal control over financial reporting based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the consolidated financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall consolidated financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of the consolidated financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of the consolidated financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the consolidated financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Commonwealth Bankshares, Inc. and subsidiaries as of December 31, 2008 and 2007, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2008, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, Commonwealth Bankshares, Inc. and subsidiaries maintained, in all material respects, effective internal control over financial reporting as of December 31, 2008, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

/s/ Witt Mares, PLC

Norfolk, Virginia

March 11, 2009

Commonwealth Bankshares, Inc.

Consolidated Balance Sheets

December 31, 2008 and 2007

	2008	2007
Assets

Cash and cash equivalents:
Cash and due from banks	$10,921,888	$8,577,180
Interest bearing deposits in banks	200,384	601,823
Federal funds sold	550,095	158,395

Total cash and cash equivalents	11,672,367	9,337,398

Investment securities:
Available for sale, at fair market value	6,861,311	6,943,449
Held to maturity, at amortized cost (fair market value was $189,836 and $436,252, respectively)	191,232	431,992

	7,052,543	7,375,441

Equity securities, restricted, at cost	10,959,050	8,759,350

Loans	1,023,067,597	786,986,539
Allowance for loan losses	(31,120,376)	(9,423,647)

Loans, net	991,947,221	777,562,892

Premises and equipment, net	36,555,117	24,287,350
Other real estate owned	4,314,290	717,377
Deferred tax assets	12,402,798	4,909,698
Accrued interest receivable	5,698,425	6,171,517
Other assets	4,692,346	4,017,076

	$1,085,294,157	$843,138,099

Liabilities and Stockholders’ Equity

Liabilities:
Deposits:
Noninterest-bearing demand deposits	$47,258,681	$41,232,448
Interest-bearing	715,747,724	531,063,126

Total deposits	763,006,405	572,295,574

Short-term borrowings	129,095,503	69,227,660
Long-term debt	55,295,936	55,322,048
Trust preferred capital notes	20,619,000	20,619,000
Accrued interest payable	2,202,431	2,459,589
Other liabilities	8,702,636	9,800,054

Total liabilities	978,921,911	729,723,925

Stockholders’ Equity:
Common stock, par value $2.066, 18,150,000 shares authorized; 6,851,417 and 6,915,587 shares issued and outstanding in 2008 and 2007, respectively	14,155,028	14,287,602
Additional paid-in capital	63,757,066	64,742,520
Retained earnings	28,421,313	34,361,972
Accumulated other comprehensive income	38,839	22,080

Total stockholders’ equity	106,372,246	113,414,174

	$1,085,294,157	$843,138,099

See accompanying notes to the consolidated financial statements.

Commonwealth Bankshares, Inc.

Consolidated Statements of Operations

Years Ended December 31, 2008, 2007 and 2006

	2008	2007	2006
Interest and dividend income:
Loans, including fees	$62,524,088	$61,129,112	$51,976,709
Investment securities:
Taxable	344,917	348,733	377,539
Tax exempt	44,046	46,289	63,894
Dividend income, equity securities, restricted	389,572	472,204	382,675
Other interest income	18,703	86,194	115,013

Total interest and dividend income	63,321,326	62,082,532	52,915,830

Interest expense:
Deposits	24,164,900	21,608,153	16,743,516
Federal funds purchased	14,203	—	—
Federal Home Loan Bank	1,898,050	4,136,222	4,286,127
Federal Reserve Bank	17,942	—	—
Junior subordinated debt securities	—	—	233,077
Trust preferred capital notes	1,316,898	1,306,134	1,316,898
Long-term debt	2,150,984	1,133,040	216,805

Total interest expense	29,562,977	28,183,549	22,796,423

Net interest income	33,758,349	33,898,983	30,119,407

Provision for loan losses	23,971,750	1,645,000	2,690,000

Net interest income after provision for loan losses	9,786,599	32,253,983	27,429,407

Noninterest income:
Service charges on deposit accounts	1,443,262	1,063,137	1,087,419
Other service charges and fees	843,557	682,530	539,397
Mortgage brokerage income	1,123,832	1,518,246	1,622,690
Title insurance income	806,351	810,120	899,246
Investment service income	257,817	857,221	699,960
Gain on sale / call of investment securities	—	—	2,690
Other	389,381	249,425	207,495

Total noninterest income	4,864,200	5,180,679	5,058,897

Noninterest expense:
Salaries and employee benefits	9,497,725	10,713,317	9,055,066
Net occupancy expense	3,627,702	2,447,221	1,618,783
Furniture and equipment expense	1,849,954	1,577,248	1,363,968
Other operating expense	5,382,238	5,591,093	4,929,647

Total noninterest expense	20,357,619	20,328,879	16,967,464

Income (loss) before income taxes and noncontrolling interest	(5,706,820)	17,105,783	15,520,840

Income tax expense (benefit)	(1,933,056)	5,927,055	5,405,224

Income (loss) before noncontrolling interest	(3,773,764)	11,178,728	10,115,616

Noncontrolling interest in subsidiaries	34,695	(11,817)	(23,987)

Net income (loss)	$(3,739,069)	$11,166,911	$10,091,629

Earnings (loss) per share:
Basic	$(0.54)	$1.62	$1.86

Diluted	$(0.54)	$1.60	$1.70

See accompanying notes to the consolidated financial statements.

Commonwealth Bankshares, Inc.

Consolidated Statements of Stockholders’ Equity

Years Ended December 31, 2008, 2007 and 2006

	Common Shares	Common Amount	Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income (loss)	Total
Balance, January 1, 2006	4,928,992	$10,183,868	$36,479,909	$16,071,813	$(5,571)	$62,730,019
Comprehensive income:
Net income	—	—	—	10,091,629	—	10,091,629
Change in unrealized gain on securities available for sale, net of tax effect	—	—	—	—	251	251

Total comprehensive income						10,091,880

Issuance of common stock	752,522	1,553,717	3,523,022	—	—	5,076,739
Issuance of common stock through private placement	1,163,461	2,404,134	23,867,509	—	—	26,271,643
Stock based compensation expense-options issued	—	—	95,400	—	—	95,400
Cash dividends—$0.1991 per share	—	—	—	(1,040,302)	—	(1,040,302)

Balance, December 31, 2006	6,844,975	14,141,719	63,965,840	25,123,140	(5,320)	103,225,379
Comprehensive income:
Net income	—	—	—	11,166,911	—	11,166,911
Change in unrealized gain on securities available for sale, net of tax effect	—	—	—	—	27,400	27,400

Total comprehensive income						11,194,311

Issuance of common stock	86,012	177,699	1,048,005	—	—	1,225,704
Common stock repurchased	(15,400)	(31,816)	(293,375)	—	—	(325,191)
Stock based compensation expense-options issued	—	—	22,050	—	—	22,050
Cash dividends—$0.28 per share	—	—	—	(1,928,079)	—	(1,928,079)

Balance, December 31, 2007	6,915,587	14,287,602	64,742,520	34,361,972	22,080	113,414,174
Comprehensive (loss):
Net loss	—	—	—	(3,739,069)	—	(3,739,069)
Change in unrealized gain on securities available for sale, net of tax effect	—	—	—	—	16,759	16,759

Total comprehensive (loss)						(3,722,310)

Issuance of common stock	77,156	159,406	782,792	—	—	942,198
Common stock repurchased	(141,326)	(291,980)	(1,768,246)	—	—	(2,060,226)
Cash dividends—$0.32 per share	—	—	—	(2,201,590)	—	(2,201,590)

Balance, December 31, 2008	6,851,417	$14,155,028	$63,757,066	$28,421,313	$38,839	$106,372,246

See accompanying notes to the consolidated financial statements.

Commonwealth Bankshares, Inc.

Consolidated Statements of Cash Flows

Years Ended December 31, 2008, 2007 and 2006

	2008	2007	2006
Operating Activities:
Net income (loss)	$(3,739,069)	$11,166,911	$10,091,629
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Provision for loan losses	23,971,750	1,645,000	2,690,000
Depreciation and amortization	2,121,031	1,563,483	1,215,085
Stock based compensation expense	—	22,050	95,400
(Gain) loss on the sale of premises and equipment	(3,720)	(1,790)	2,326
Loss on other real estate owned	201,061	—	—
Net amortization of premiums and accretion of discounts on investment securities	(7,127)	(8,425)	(5,496)
Gain on the sale of investment securities available for sale	—	—	(2,690)
Deferred tax assets	(7,501,733)	(640,650)	(1,111,707)
Net change in:
Accrued interest receivable	473,092	(798,431)	(2,228,365)
Other assets	(675,270)	(692,482)	(273,166)
Accrued interest payable	(257,158)	781,433	381,236
Other liabilities	(1,054,272)	1,434,968	3,755,578

Net cash provided by operating activities	13,528,585	14,472,067	14,609,830

Investing Activities:
Purchase of investment securities available for sale	(6,033,926)	(543,998)	(39,521)
Purchase of equity securities, restricted	(12,095,800)	(11,259,100)	(12,660,985)
Net purchase of premises and equipment	(14,389,078)	(12,995,322)	(6,020,421)
Net change in loans	(243,839,259)	(118,403,374)	(160,607,905)
Proceeds from:
Calls and maturities of investment securities held to maturity	249,531	46,642	67,639
Sales and maturities of investment securities available for sale	6,139,812	848,273	1,227,854
Sales of equity securities, restricted	9,896,100	9,684,600	10,803,535
Sale of premises and equipment	4,000	86,245	9,750
Sale of other real estate owned	1,758,422	—	—

Net cash used in investing activities	(258,310,198)	(132,536,034)	(167,220,054)

Financing Activities:
Net change in:
Demand, interest-bearing demand and savings deposits	(6,309,525)	(5,008,093)	22,831,998
Time deposits	(5,172,644)	46,799,000	29,946,748
Brokered time deposits	202,193,000	43,329,840	50,506,160
Short-term borrowings	59,867,843	(19,383,540)	23,007,200
Increase in long-term debt	—	50,000,000	—
Liquidation of Capital Trust I	—	—	(140,750)
Principal payments on long-term debt	(26,112)	(26,112)	(26,608)
Common stock repurchased	(2,060,226)	(325,191)	—
Dividends reinvested and sale of stock	825,836	917,403	26,956,104
Dividends paid	(2,201,590)	(1,928,079)	(1,040,302)

Net cash provided by financing activities	247,116,582	114,375,228	152,040,550

Net increase (decrease) in cash and cash equivalents	2,334,969	(3,688,739)	(569,674)
Cash and cash equivalents, January 1	9,337,398	13,026,137	13,595,811

Cash and cash equivalents, December 31	$11,672,367	$9,337,398	$13,026,137

Supplemental cash flow disclosure:
Interest paid during the year	$29,820,136	$27,402,116	$22,415,187

Income taxes paid during the year	$6,335,000	$6,785,000	$6,427,877

Supplemental noncash disclosure:
Transfer between loans and other real estate owned	$5,349,514	$783,201	$—

Conversion of convertible preferred securities for common stock	$—	$—	$4,556,728

Sale of other real estate owned financed by Bank loans	$1,360,000	$—	$—

See accompanying notes to the consolidated financial statements.

Commonwealth Bankshares, Inc.

Notes to Consolidated Financial Statements

December 31, 2008, 2007 and 2006

Note 1. Summary of Significant Accounting Policies

The accounting and reporting policies of Commonwealth Bankshares, Inc. (the “Parent”) and its subsidiaries, Commonwealth Bankshares Capital Trust II (the “Trust”), and Bank of the Commonwealth (the “Bank”) and its subsidiaries, BOC Title of Hampton Roads, Inc. T/A Executive Title Center, BOC Insurance Agencies of Hampton Roads, Inc., Community Home Mortgage of Virginia Inc. T/A Bank of the Commonwealth Mortgage, Commonwealth Financial Advisors, LLC and Commonwealth Property Associates, LLC are in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and conform to accepted practices within the banking industry. In December 2006, Commonwealth Bankshares Capital Trust I was dissolved. For further discussion see Note 9 – Convertible Preferred Stock. A summary of significant accounting policies is briefly described below.

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the Parent, the Bank and its subsidiaries, collectively referred to as “the Company.” All significant intercompany balances and transactions have been eliminated in consolidation. In addition, the Parent owns the Trust which is an unconsolidated subsidiary. The subordinated debt owed to this trust is reported as a liability of the Parent.

Nature of Operations

The Bank operates under a state bank charter and provides full banking services, including trust services. As a state bank, the Bank is subject to regulation by the Virginia State Corporation Commission-Bureau of Financial Institutions and the Board of Governors of the Federal Reserve System (the “Federal Reserve”). The Bank serves the Hampton Roads and Northeastern North Carolina regions through its twenty-one banking offices.

Cash and Cash Equivalents

For purposes of the consolidated statements of cash flows, cash and cash equivalents includes cash and due from banks, interest bearing deposits in banks and federal funds sold, which all mature within ninety days.

Restrictions on Cash and Due from Bank Accounts

The Company is required to maintain average reserve balances in cash with the Federal Reserve Bank of Richmond (“FRB”). Required reserves were $609,000 and $1,244,000 for December 31, 2008 and 2007, respectively.

Investment Securities

Investment securities which the Company intends to hold until maturity or until called are classified as held to maturity. These investment securities are stated at cost, adjusted for amortization of premiums and accretion of discounts.

Investment securities which the Company intends to hold for indefinite periods of time, including investment securities used as part of the Company’s asset/liability management strategy, are classified as available for sale. These investment securities are carried at fair value. Net unrealized gains and losses, net of deferred income taxes, are excluded from earnings and reported as accumulated other comprehensive income.

Gains and losses on the sale of investment securities are determined using the specific identification method.

Management evaluates securities for other-than-temporary impairment at least on a quarterly basis, and more frequently when economic or market concerns warrant such evaluation. Consideration is given to (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) the intent and ability of the Company to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.

Equity Securities, Restricted

The Company, as a member of the Federal Home Loan Bank (“FHLB”) of Atlanta, is required to hold shares of capital stock in the FHLB in an amount equal to at least 0.20% of the members total assets plus 4.50% of the members outstanding advances.

As a member of the FRB, the Company is required to hold shares of FRB capital stock, $100 par value, in an amount equal to 6% of the Company’s total common stock and capital surplus.

FHLB stock and FRB stock are carried at cost.

Loans

The Company offers an array of lending and credit services to customers including mortgage, commercial and consumer loans. A substantial portion of the loan portfolio is represented by mortgage loans in our market area. The ability of our debtors to honor their contracts is dependent upon the real estate and general economic conditions in our market area. Loans that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off generally are stated at their outstanding unpaid principal balances adjusted for charge-offs, the allowance for loan losses, and net of any deferred fees or costs on originated loans, or unamortized premiums or discounts on purchased loans. Interest income is accrued on the unpaid principal balance. Discounts and premiums are amortized to income using the interest method. Loan origination fees, net of certain direct origination costs, are deferred and recognized as an adjustment to the yield (interest income) of the related loans.

Allowance for Loan Losses

A loan is considered impaired, based on current information and events, if it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. The measurement of impaired loans is generally based on the present value of expected future cash flows discounted at the historical effective interest rate, except that all collateral-dependent loans are measured for impairment based on the fair value of the collateral.

The adequacy of the allowance for loan losses is periodically evaluated by the Company, in order to maintain the allowance at a level that is sufficient to absorb probable credit losses. The allowance is comprised of a general allowance, a specific allowance for identified problem loans and an unallocated allowance representing estimations done pursuant to either Standard of Financial Accounting Standards (“SFAS”) No. 5 Accounting for Contingencies, or SFAS No. 114, Accounting by Creditors for Impairment of a Loan. The specific component relates to loans that are classified as doubtful, substandard or special mention. For such loans that are also classified as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of the loan. The general component covers non-classified loans and is based on historical loss experience adjusted for qualitative factors. Such qualitative factors management considers are the known and inherent risks in the loan portfolio, including adverse circumstances that may affect the ability of the borrower to repay interest and/or principal, the estimated value of collateral, and an analysis of the levels and trends of delinquencies, charge-offs, level of concentrations within the portfolio, and the risk ratings of the various loan categories. Such factors as the level and trend of interest rates and the condition of the national and local economies are also considered. An unallocated component is maintained to cover uncertainties that could affect management’s estimate of probable losses. The unallocated component of the allowance reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating specific and general losses in the portfolio. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Company’s allowance for losses on loans. Such agencies may require the Company to recognize additions to the allowance based on their judgments of information available to them at the time of their examination.

The allowance for loan losses is established through charges to earnings in the form of a provision for loan losses. Increases and decreases in the allowance due to changes in the measurement of impaired loans, if applicable, are included in the provision for loan losses. Loans continue to be classified as impaired unless they are brought fully current and the collection of scheduled interest and principal is considered probable.

When a loan or portion of a loan is determined to be uncollectible, the portion deemed uncollectible is charged against the allowance. Subsequent recoveries, if any, are credited to the allowance.

Income Recognition on Impaired and Nonaccrual Loans

Loans, including impaired loans, are generally classified as nonaccrual if they are past due as to maturity or payment of principal or interest for a period of more than 90 days, unless such loans are well-secured and in the process of collection. If a loan or a portion of a loan is adversely classified, or is partially charged off, the loan is generally classified as nonaccrual. Loans that are on a current payment status or past due less than 90 days may also be classified as nonaccrual, if repayment in full of principal and/or interest is in doubt.

Loans may be returned to accrual status when all principal and interest amounts contractually due (including arrearages) are reasonably assured of repayment within an acceptable period of time, and there is a sustained period of repayment performance by the borrower, in accordance with the contractual terms of interest and principal.

While a loan is classified as nonaccrual and the future collectibility of the recorded loan balance is doubtful, collections of interest and principal are generally applied as a reduction to principal outstanding. When the future collectibility of the recorded loan balance is expected, interest income may be recognized on a cash basis. In the case where a nonaccrual loan has been partially charged off, recognition of interest on a cash basis is limited to that which would have been recognized on the recorded loan balance at the contractual interest rate. Cash interest receipts in excess of that amount are recorded as recoveries to the allowance for loan losses until prior charge-offs have been fully recovered.

Premises and Equipment

Land is carried at cost with no depreciation. Premises and equipment are stated at cost, less accumulated depreciation. Depreciation is computed generally by the straight-line method for financial reporting purposes. Depreciation for tax purposes is computed based on accelerated methods. It is the Company’s policy for maintenance and repairs to be charged to expense as incurred and to capitalize major additions and improvements and depreciate the cost thereof over the estimated useful lives as follows:

Buildings and improvements	5 to 40 years
Furniture and equipment	3 to 20 years

Upon sale or retirement of depreciable properties, the cost and related accumulated depreciation are netted against proceeds and any resulting gain or loss is reflected in income.

Other Real Estate Owned

Real estate acquired through, or in lieu of, foreclosure is held for sale and is stated at the lower of cost or estimated fair market value of the property, less estimated disposal costs, if any. Cost includes loan principal and accrued interest. Any excess of cost over the estimated fair market value at the time of acquisition is charged to the allowance for loan losses. The estimated fair market value is reviewed periodically by management and any write-downs are charged against current earnings. Development and improvement costs relating to property are capitalized. Net operating income or expenses of such properties are included in other operating expenses.

Advertising Costs

The Company practices the policy of charging advertising costs to expense as incurred. Advertising expense totaled $411,698, $1,490,089 and $1,221,334 for the three years ended December 31, 2008, 2007 and 2006, respectively.

Income Taxes

The Company accounts for deferred income taxes utilizing SFAS No. 109, Accounting for Income Taxes, as amended. SFAS 109 requires an asset and liability method, whereby deferred tax assets and liabilities are recognized based on the tax effects of temporary differences between the financial statements and the tax basis of assets and liabilities, as measured by current enacted tax rates. When appropriate, in accordance with SFAS 109, the Company evaluates the need for a valuation allowance to reduce deferred tax assets.

The Company’s policy for recording interest and penalties associated with audits is to record such items as a component of income before taxes. Penalties are recorded in “other (gains) losses, net,” and interest paid or received is recorded in interest expense or interest income, respectively, in the statement of operations. For the year ended December 31, 2008, the Company recorded no interest related to the settlement of audits for certain prior periods.

Stock Based Compensation

The Company adopted the provisions of SFAS No. 123(R), Share-Based Payments, on January 1, 2006 using the modified prospective method. Under this method, stock-based awards that are granted, modified, or settled after December 31, 2005, are measured and accounted for in accordance with the provisions of SFAS No. 123(R). Also under this method, expense is recognized for unvested awards that were granted prior to January 1, 2006, based upon the fair value determined at the grant date under SFAS No. 123, Accounting for Stock-Based Compensation. Share-based compensation expense is recorded in salary and employee benefits. Prior to the adoption of SFAS No. 123(R), the Company accounted for its share-based compensation under the intrinsic value method as permitted by Accounting Principles Board (“APB”) Opinion No. 25, Accounting for Stock Issued to Employees and related interpretations. Accordingly, the Company previously recognized no compensation expense for employee stock options that were granted with an exercise price equal to the fair value of the underlying common stock on the date of grant.

See Note 19 - Stock Based Compensation Plans for further information related to stock based compensation.

Fair Value Measurements

On January 1, 2008, the Company adopted the provisions of SFAS No. 157, Fair Value Measurements, for financial assets and financial liabilities. In accordance with Financial Accounting Standards Board Staff Position (“FSP”) No. SFAS 157-2, Effective Date of FASB Statement No. 157, the Company will delay application of SFAS 157 for non-financial assets and non-financial liabilities, until January 1, 2009. SFAS 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. See Note 17 - Fair Value Measurements.

Per Share Data

Basic earnings (loss) per share is computed by dividing net income (loss) by the weighted average number of shares of common stock outstanding. Diluted earnings (loss) per share is computed by dividing net income (loss) by the weighted average common and potential dilutive common equivalent shares outstanding, determined as follows:

	2008	2007	2006
Earnings (loss) available to common shareholders	$(3,739,069)	$11,166,911	$10,091,629
Weighted average shares outstanding	6,881,871	6,886,621	5,440,303

Basic earnings (loss) per common share	$(0.54)	$1.62	$1.86

Effect of dilutive securities:
Earnings (loss) available to common shareholders	$(3,739,069)	$11,166,911	$10,091,629
Convertible preferred securities interest net of tax effect	—	—	130,852

Earnings (loss) available to common plus assumed conversions	$(3,739,069)	$11,166,911	$10,222,481

Effect of dilutive securities on EPS:
Weighted average shares outstanding	6,881,871	6,886,621	5,440,303
Effect of stock options	24,603	86,949	106,491
Effect of convertible preferred securities	—	—	452,642

Diluted average shares outstanding	6,906,474	6,973,570	5,999,436

Diluted earnings (loss) per common share	$(0.54)	$1.60	$1.70

Options to acquire 420,474 shares of common stock were not included in computing diluted earnings (loss) per common share for the twelve months ended December 31, 2008 because their effects were anti-dilutive.

On November 27, 2006, the Board of Directors approved an amendment to the Articles of Incorporation of the Company to increase the number of authorized shares of Common Stock from 16,500,000 to 18,150,000 shares, to reduce the par value of each share from $2.273 to $2.066 per share, and effect an eleven-for-ten stock split distributed on December 29, 2006 to shareholders of record on December 18, 2006.

On May 16, 2006, the Board of Directors approved an amendment to the Articles of Incorporation of the Company to increase the number of authorized shares of Common Stock from 15,000,000 to 16,500,000 shares, to reduce the par value of each share from $2.50 to $2.273 per share, and effect an eleven-for-ten stock split distributed on June 30, 2006 to shareholders of record on June 19, 2006.

All share and per share amounts included in the Company’s Form 10-K and in the accompanying consolidated financial statements and footnotes have been restated for all periods presented to reflect the stock splits.

Segment Information

The Company has determined that it has one significant operating segment, the providing of general commercial financial services to customers located in the geographic areas of Hampton Roads, Virginia, Northeastern North Carolina and their surrounding communities.

Comprehensive Income

SFAS No. 130, Reporting Comprehensive Income, establishes standards for the reporting and presentation of comprehensive income and its components (revenues, expenses, gains and losses) within the Company’s consolidated financial statements. Although certain changes in assets and liabilities, such as unrealized gains and losses on available for sale securities, are reported as a separate component of the equity section of the balance sheet, such items, along with net income, are components of comprehensive income.

Off-Balance Sheet Financial Instruments

In the ordinary course of business, the Company has entered into off-balance sheet financial instruments consisting of commitments to extend credit, commercial letters of credit and standby letters of credit. Such financial instruments are recorded in the financial statements when they become payable.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of

America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the periods presented. Actual results could differ from those estimates. A material estimate that is particularly susceptible to significant change in the near term relates to the determination of the allowance for loan losses.

Goodwill

In June 2001, FASB issued SFAS No. 141, Business Combinations and SFAS No. 142, Goodwill and Other Intangible Assets. SFAS No. 141 requires that the purchase method of accounting be used for all business combinations. Additionally, it further clarifies the criteria for the initial recognition and measurement of intangible assets separate from goodwill. SFAS No. 142 prescribes the accounting for goodwill and intangible assets subsequent to initial recognition. The provisions of SFAS No. 142 discontinue the amortization of goodwill and intangible assets with indefinite lives. Instead, these assets will be subject to at least an annual impairment review and more frequently if certain impairment indicators are evident.

Goodwill is included in other assets and totaled $249,480 at December 31, 2008 and 2007, respectively. Goodwill is not amortized, but instead tested for impairment at least annually. Based on the testing, there were no impairment charges in 2008, 2007 or 2006.

Recent Accounting Pronouncements

On February 15, 2007, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities, including an amendment of FASB Statement No. 115 (“SFAS 159”), which permits companies to choose to measure many financial instruments and certain other items at fair value. The objective of SFAS 159 is to improve financial reporting by providing companies with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently. The Company adopted SFAS 159 effective January 1, 2008, as required, but has not elected to measure any permissible items at fair value. As a result, the adoption of SFAS 159 did not have any impact on the Companys’ financial statements.

In December 2007, the FASB issued SFAS No. 141 (revised 2007), Business Combinations (“Statement 141R”). Statement 141R significantly changes the way companies account for business combinations and will generally require more assets acquired and liabilities assumed to be measured at their acquisition-date fair value. Under Statement 141R, legal fees and other transaction-related costs are expensed as incurred and are no longer included in goodwill as a cost of acquiring the business. Statement 141R also requires, among other things, acquirers to estimate the acquisition-date fair value of any contingent consideration and to recognize any subsequent changes in the fair value of contingent consideration in earnings. In addition, restructuring costs the acquirer expected, but was not obligated to incur, will be recognized separately from the business acquisition. This accounting standard is effective for fiscal years beginning on or after December 15, 2008. The Company is currently evaluating the impact of Statement 141R on its financial statements.

In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements, an amendment of ARB No. 51 (“Statement 160”). Statement 160 requires all entities to report noncontrolling interests in subsidiaries as a separate component of equity in the consolidated financial statements. Statement 160 establishes a single method of accounting for changes in a parent’s ownership interest in a subsidiary that do not result in deconsolidation. Companies will no longer recognize a gain or loss on partial disposals of a subsidiary where control is retained. In addition, in partial acquisitions, where control is obtained, the acquiring company will recognize and measure at fair value 100 percent of the assets and liabilities, including goodwill, as if the entire target company had been acquired. This accounting standard is effective for fiscal years beginning on or after December 15, 2008. The Company is currently evaluating the impact of Statement 160 on its financial statements.

In March 2008, the FASB issued SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities – an amendment of FASB Statement No. 133 (“Statement 161”). Statement 161 is intended to improve financial reporting about derivative instruments and hedging activities by requiring enhanced disclosures to enable investors to better understand their effects on an entity’s financial position, financial performance, and cash flows. The statement also improves transparency about the location and amounts of derivative instruments in an entity’s financial statements; how derivative instruments and related hedged items are accounted for under Statement 133; and how derivative instruments and related hedged items affect its financial position, financial performance, and cash flows. This accounting standard is effective for fiscal years and interim periods beginning after November 15, 2008, with early application encouraged. The Company is currently evaluating the impact of Statement 161 on its financial statements.

In April 2008, the FASB issued FASB Staff Position No. 142-3, Determination of the Useful Life of Intangible Assets (“FSP No. 142-3”) to improve the consistency between the useful life of a recognized intangible asset (under SFAS No. 142) and the period of expected cash flows used to measure the fair value of the intangible asset (under SFAS No. 141(R)). FSP No. 142-3 amends the factors to be considered when developing renewal or extension assumptions that are used to estimate an intangible asset’s useful life under SFAS No. 142. The guidance in the new staff position is to be applied prospectively to intangible assets acquired after December 31, 2008. In addition, FSP No. 142-3 increases the disclosure requirements related to renewal or extension assumptions. The Company is currently evaluating the impact of FSP No. 142-3 on its financial statements.

In May 2008, the FASB issued SFAS No. 162, The Hierarchy of Generally Accepted Accounting Principles (“Statement 162”). Statement 162 identifies the sources of accounting principles and the framework for selecting the principles to be used in the preparation of financial statements of nongovernmental entities that are presented in conformity with generally accepted accounting principles (GAAP) in the United States (the GAAP hierarchy). This statement is effective 60 days following the SEC’s approval of the Public Company Accounting Oversight Board amendments to AU Section 411 - The Meaning of Present Fairly in Conformity With Generally Accepted Accounting Principles. The Company is currently evaluating the impact of Statement 162 on its financial statements.

In May 2008, the FASB issued SFAS No. 163, Accounting for Financial Guarantee Insurance Contracts—an interpretation of FASB Statement No. 60 (“Statement 163”). Statement 163 requires that an insurance enterprise recognize a claim liability prior to an event of default (insured event) when there is evidence that credit deterioration has occurred in an insured financial obligation. This Statement also clarifies how Statement 60 applies to financial guarantee insurance contracts, including the recognition and measurement to be used to account for premium revenue and claim liabilities. This statement is effective for financial statements issued for fiscal years and interim periods beginning after December 15, 2008. The Company is currently evaluating the impact of Statement 163 on its financial statements.

Reclassifications

Certain prior year amounts have been reclassified to conform to the 2008 presentation. These reclassifications have no effect on previously reported net income.

Note 2. Concentrations of Credit Risk

Construction and mortgage loans represented $933.0 million and $702.8 million of the total loan portfolio at December 31, 2008 and 2007, respectively. Substantially all such loans are collateralized by real property or other assets. Loans in these categories and their collateral values are continuously monitored by management.

At December 31, 2008, the Company’s cash and due from banks included no commercial bank deposit accounts that were in excess of the temporarily increased Federal Deposit Insurance Corporation insured limit of $250,000 per institution including participation in the FDIC’s Transaction Account Guarantee Program.

Note 3. Investment Securities

The amortized costs and fair values of investment securities are as follows:

	Amortized Cost	Unrealized Gains	Unrealized Losses	Fair Value
December 31, 2008
Available for sale:
U.S. Government and agency securities	$5,500,548	$60,867	$—	$5,561,415
Mortgage-backed securities	527,570	2,883	(9,506)	520,947
State and municipal securities	774,346	4,603	—	778,949

	$6,802,464	$68,353	$(9,506)	$6,861,311

Held to maturity:
Mortgage-backed securities	$191,232	$—	$(1,396)	$189,836
State and municipal securities	—	—	—	—

	$191,232	$—	$(1,396)	$189,836

December 31, 2007
Available for sale:
U.S. Government and agency securities	$5,511,011	$28,229	$(724)	$5,538,516
Mortgage-backed securities	624,733	4,774	(5,061)	624,446
State and municipal securities	774,249	6,238	—	780,487

	$6,909,993	$39,241	$(5,785)	$6,943,449

Held to maturity:
Mortgage-backed securities	$240,664	$1,300	$(267)	$241,697
State and municipal securities	191,328	3,227	—	194,555

	$431,992	$4,527	$(267)	$436,252

Information pertaining to securities with gross unrealized losses at December 31, 2008 and 2007 aggregated by investment category and length of time that the individual securities have been in a continuous loss position, follows:

	Less Than 12 Months		12 Months or More		Total
December 31, 2008	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss
U.S. Government and agency securities	$—	$—	$—	$—	$—	$—
Mortgage-backed securities	349,929	7,251	63,142	2,255	413,071	9,506
State and municipal securities	—	—	—	—	—	—

Total temporarily impaired securities	$349,929	$7,251	$63,142	$2,255	$413,071	$9,506

	Less Than 12 Months		12 Months or More		Total
December 31, 2007	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss
U.S. Government and agency securities	$10,917	$24	$999,300	$700	$1,010,217	$724
Mortgage-backed securities	7,383	26	362,738	5,035	370,121	5,061
State and municipal securities	—	—	—	—	—	—

Total temporarily impaired securities	$18,300	$50	$1,362,038	$5,735	$1,380,338	$5,785

The unrealized loss positions at December 31, 2008 were directly related to interest rate movements as there is minimal credit risk exposure in these investments. All securities are investment grade or better. Bonds with unrealized loss positions of less than 12 months duration at 2008 year end included 8 federal agency mortgage-backed securities. Securities with losses of one year or greater duration included 2 federal agency mortgage-backed securities.

No impairment has been recognized on any securities in a loss position because of management’s intent and demonstrated ability to hold securities to scheduled maturity or call dates.

A maturity schedule of investment securities as of December 31, 2008 is as follows:

	Available for Sale		Held to Maturity
	Amortized Cost	Fair Value	Amortized Cost	Fair Value
Due:
In one year or less	$3,852,285	$3,892,395	$—	$—
After one year through five years	2,172,609	2,197,517	—	—
After five years through ten years	250,000	250,452	—	—
After ten years	—	—	—	—

	6,274,894	6,340,364	—	—
Mortgage-backed securities	527,570	520,947	191,232	189,836

	$6,802,464	$6,861,311	$191,232	$189,836

At December 31, 2008 and 2007, the Company had investment securities with carrying values of $6,458,376 and $7,163,195, respectively, pledged to secure public deposits, $32,348 and $36,279, respectively, pledged to secure treasury, tax and loan deposits and $0 and $130,000, respectively, pledged to secure FRB borrowings. At December 31, 2008 and 2007, the Company had investment securities with carrying values of $0 and $10,940, respectively, pledged to secure a debtor in possession deposit.

Note 4. Loans

Major classifications of loans at December 31, 2008 and 2007 were:

	2008	2007
Construction and development	$294,648,864	$222,971,794
Commercial	79,465,321	71,171,982
Commercial mortgage	470,268,305	361,658,553
Residential mortgage	168,056,143	118,180,418
Installment loans to individuals	12,664,740	13,781,545
Other	627,172	1,033,248

Gross loans	1,025,730,545	788,797,540
Unearned income	(2,662,948)	(1,811,001)
Allowance for loan losses	(31,120,376)	(9,423,647)

Loans, net	$991,947,221	$777,562,892

A summary of transactions in the allowance for loan losses for the years ended December 31, 2008, 2007 and 2006 were as follows:

	2008	2007	2006
Balance at beginning of year	$9,423,647	$8,144,265	$5,523,087
Provision charged to operating expense	23,971,750	1,645,000	2,690,000
Loans charged-off	(2,282,943)	(383,290)	(84,892)
Recoveries of loans previously charged-off	7,922	17,672	16,070

Balance at end of year	$31,120,376	$9,423,647	$8,144,265

Accounting standards require certain disclosures concerning impaired loans, as defined by generally accepted accounting principles, regardless of whether or not an impairment loss exists. Impaired loans amounted to $93,554,325, $9,773,185 and $7,331,830, with specific reserves allocated from the allowance for loan losses of $21,382,975, $1,429,720 and $1,335,809, as of December 31, 2008, 2007 and 2006, respectively. The average recorded investment in impaired loans was $51,664,077, $8,552,508 and $4,147,990, in 2008, 2007 and 2006, respectively. Nonaccrual loans amounted to $44,475,912, $2,386,929 and $2,223,519, as of December 31, 2008, 2007 and 2006, respectively, all of which are included in the impaired loans above. The Company recognized $1,051,557, $160,496 and $181,791 of interest income on nonaccrual loans during 2008, 2007 and 2006, respectively. Loans that were 90 days past due and still accruing interest at December 31, 2008, 2007 and 2006 were $3,163,969, $0 and $0, respectively.

Note 5. Premises and Equipment

Premises and equipment are summarized as follows:

	December 31,
	2008	2007
Land	$1,753,908	$345,403
Buildings and improvements	3,443,002	3,398,940
Leasehold improvements	22,712,139	14,593,683
Furniture and equipment	16,527,393	14,136,798
Construction in progress	3,461,610	1,203,635

	47,898,052	33,678,459
Less accumulated depreciation	(11,342,935)	(9,391,109)

	$36,555,117	$24,287,350

Depreciation expense and amortization of leasehold improvements for the years ended December 31, 2008, 2007 and 2006 amounted to $2,121,031, $1,563,483 and $1,215,085, respectively.

Note 6. Deposits

Interest-bearing deposits consist of the following:

	December 31,
	2008	2007
Demand deposits	$65,312,433	$77,750,053
Savings deposits	6,406,112	6,304,250
Time deposits:
Time deposits $100,000 and over	113,726,182	116,090,305
Other time deposits	530,302,997	330,918,518

Total interest-bearing deposits	$715,747,724	$531,063,126

A summary of interest expense by deposit category for the years ended December 31, 2008, 2007 and 2006 is as follows:

	2008	2007	2006
Demand deposits	$989,899	$2,416,354	$1,622,694
Savings deposits	37,168	40,620	49,546
Time deposits	23,137,833	19,151,179	15,071,276

	$24,164,900	$21,608,153	$16,743,516

At December 31, 2008, the scheduled maturities of time deposits are as follows:

2009	$405,714,461
2010	132,425,058
2011	56,701,390
2012	27,010,594
2013	8,974,519
Thereafter	13,203,157

$644,029,179

Overdrawn deposit accounts totaling $228,101 at December 31, 2008 and $169,875 at December 31, 2007 were reclassified from deposits to loans.

Note 7. Short-Term Borrowings

The Company has a line of credit with the FHLB with a maximum value of thirty percent of the Bank’s current assets, using a daily rate credit and due on demand. The advances from this line are collateralized by a blanket lien on the Company’s 1-4 family residential first mortgages, 1-4 family residential HELOC’s and second mortgages, commercial mortgage loans and multifamily first mortgage loans, with a carrying value of $294.0 million, $237.0 million and $231.5 million as of December 31, 2008, 2007 and 2006, respectively. In addition, the Company pledged cash of $2.0 thousand, $0 and $0, and investment securities with a book value of $0, $0 and $1.7 million as of December 31, 2008, 2007 and 2006, respectively.

	2008	2007	2006
Weighted average rate	2.30%	5.23%	5.20%
Average balance	$82,042,225	$78,464,382	$80,989,490
Maximum outstanding at a month-end	$112,957,952	$114,533,200	$105,500,600
Balance at December 31,	$112,495,503	$69,227,660	$88,611,200

The Company has a line of credit with the Federal Reserve Discount Window using a primary credit rate and due on demand. The advances from this line are collateralized by a blanket lien on the Company’s qualified investment grade commercial and agricultural loans, construction real estate loans, consumer loans and land loans, with a carrying value of $304.7 million, $0 and $0 as of December 31, 2008, 2007 and 2006, respectively.

	2008	2007	2006
Weighted average rate	0.87%	—	—
Average balance	$2,076,437	—	—
Maximum outstanding at a month-end	$16,600,000	—	—
Balance at December 31,	$16,600,000	—	—

The Company has an unsecured line of credit with Bank of America, SunTrust and Compass Bank for the purchase of federal funds in the amount of $20,000,000, $20,000,000 and $5,000,000, respectively. Each separate line of credit has a variable rate based on the lending bank’s daily federal funds sold and is due on demand.

	2008	2007	2006
Weighted average rate	2.18%	—	—
Average balance	$643,866	—	—
Maximum outstanding at a month-end	$9,065,000	—	—
Balance at December 31,	—	—	—

Note 8. Long-Term Debt

Long-term debt at December 31, 2008 consists of: advances from the FHLB, which are collateralized by a blanket lien on the Company’s 1-4 family residential mortgages and commercial mortgage loans; and borrowings in the form of an industrial development revenue bond from the Norfolk Redevelopment and Housing Authority to finance the headquarters of the Parent and the Bank (the “Headquarters”).

Advances from the FHLB at December 31, 2008 totaled $55.0 million and was comprised of one fixed and five convertible advances. The fixed advance is $5.0 million and has an interest rate of 4.02% with a maturity date of December 2009. The convertible advances totaled $50.0 million and had interest rates ranging from 2.87% to 4.13%. The weighted average interest rate was 3.83% as of December 31, 2008. All of the convertible advances will mature in 2017; $30.0 million in July, $10.0 million in August and $10.0 million in November. Each advance contains certain conversion options that may cause the advance to mature or convert prior to final maturity. Outstanding borrowings on the industrial development revenue bond at December 31, 2008 were $295,936, which represents the Bank’s 54.4% ownership interest in the Headquarters property. Those borrowings are due in annual installments at amounts equal to 3.0% of the then outstanding principle balance, which matures in four years. The interest rate on this bond is payable monthly and is equal to 68.6% of the prime rate of SunTrust Bank in Richmond, VA.

The contractual maturities of long-term debt at December 31, 2008 are as follows:

	Fixed Rate	Floating Rate	Total
2009	$5,000,000	$26,112	$5,026,112
2010	—	26,112	26,112
2011	—	26,112	26,112
2012	—	217,600	217,600
2013	—	—	—
Thereafter	50,000,000	—	50,000,000

Total long-term debt	$55,000,000	$295,936	$55,295,936

Note 9. Convertible Preferred Stock

On November 15, 2000, the Parent formed the Trust, a wholly owned subsidiary. The Trust issued 1,457,000 shares of 8.0% cumulative preferred securities maturing October 15, 2031 with an option to call on or after October 15, 2006 (call price of $5.00 per share) for $7,285,000. In November 2006, the Parent called the preferred securities for redemption on December 15, 2006, at the liquidation amount of $5.00 per share.

The Trust also issued 45,063 shares of convertible common stock for $225,315. The Parent purchased all shares of the common stock. The proceeds from the sale of the preferred securities were utilized to purchase from the Parent junior subordinated debt securities (guaranteed by the Parent), of $7,510,315 bearing interest at 8.0% and maturing October 15, 2031. As of December 31, 2006 the Trust was dissolved.

Note 10. Trust Preferred Capital Notes

On November 30, 2005, $20 million of trust preferred securities were placed through Commonwealth Bankshares Capital Trust II. The trust issuer has invested the total proceeds from the sale of the Trust Preferred in Junior Subordinated Deferrable Interest Debentures (the “Junior Subordinated Debentures”) issued by the Parent. The trust preferred securities pay cumulative cash distributions quarterly at an annual fixed rate equal to 6.265% through the interest payment date in December 2010 and a variable rate per annum, reset quarterly, equal to LIBOR plus 1.40%, thereafter. The dividends paid to holders of the trust preferred securities, which are recorded as interest expense, are deductible for income tax purposes. The trust preferred securities are redeemable on or after December 30, 2010, in whole or in part. Redemption is mandatory at December 30, 2035. The Parent has fully and unconditionally guaranteed the trust preferred securities through the combined operation of the debentures and other related documents. The Parent’s obligation under the guarantee is unsecured and subordinate to senior and subordinated indebtedness of the Parent.

The trust preferred securities may be included in Tier 1 capital for regulatory capital adequacy determination purposes up to 25% of Tier 1 capital after its inclusion. The portion of the securities not considered as Tier 1 capital will be included in Tier 2 capital. At December 31, 2008 and 2007, all of the trust preferred securities qualified as Tier 1 capital.

Note 11. Other Operating Expenses

A summary of other operating expense for the years ended December 31, 2008, 2007 and 2006 is as follows:

	2008	2007	2006
Stationary and office supplies	$311,182	$359,041	$271,444
Advertising and marketing	411,698	1,490,089	1,221,334
Telephone and postage	593,879	539,198	420,814
Professional	235,365	168,534	182,217
Bank franchise tax	862,499	663,097	613,218
Other outside services	795,748	738,718	707,937
Directors’ and advisory board fees	570,372	552,732	426,060
ATM, online banking and bank card expenses	347,378	327,209	296,414
FDIC insurance	408,487	73,836	51,631
Other	845,630	678,639	738,578

	$5,382,238	$5,591,093	$4,929,647

Note 12. Employee Benefit Plans

401(k) Plan

The Company maintains a defined contribution 401(k) profit sharing plan (the “401(k) Plan”). The 401(k) Plan allows for a maximum voluntary salary deferral up to the statutory limitations. All full-time employees who have attained the age of twenty and-a-half and have completed three calendar months of employment with the Company are eligible to participate on the first day of the next quarter after meeting the eligibility requirements. The 401(k) Plan provides for a matching contribution, which is determined by the Company each year. The Company may also make an additional discretionary contribution. For matching and discretionary employer contributions, an employee is 0% vested if less than one year of service, 20% after one year, 40% after two years, 60% after three years, 80% after four years and fully vested after five years. The amounts charged to expense under the 401(k) Plan were $200,000, $300,000 and $245,000 in 2008, 2007 and 2006, respectively. The Company offers its stock as an investment option under the 401(k) plan. As of December 31, 2008 and 2007 there were 24,397 and 17,750 shares, respectively, of the Company’s stock outstanding under the 401(k) plan.

Deferred Compensation Plans

The Company has entered into deferred supplemental compensation agreements with several of its key officers. Under the supplemental agreement, benefits are to be paid in equal monthly installments upon the later of the officer attaining the age of 65 or the officer’s termination with the Company for any reason whatsoever or, if earlier, death. The deferred compensation expense for 2008, 2007 and 2006, based on the present value of the retirement benefits, was $301,502, $314,924 and $314,924, respectively. The plans are unfunded; however, life insurance has been acquired on the life of the employees in amounts sufficient to help meet the costs of the obligations.

Note 13. Income Taxes

The current and deferred components of income tax expense (benefit) are as follows:

	2008	2007	2006
Current	$5,568,875	$6,527,002	$6,474,953
Deferred	(7,501,931)	(599,947)	(1,069,729)

Provision for (benefit from) income taxes	$(1,933,056)	$5,927,055	$5,405,224

A reconciliation between the provision for (benefit from) income taxes and the amount computed by multiplying income by the current statutory 34.78%, 34.78% and 34.45% federal income tax rates, for the years ended December 31, 2008, 2007 and 2006, respectively, is as follows:

	2008	2007	2006
Income tax expense (benefit) at statutory rates	$(1,984,832)	$5,949,391	$5,346,929
Increase (decrease) due to:
Tax exempt income	(22,006)	(25,785)	(31,350)
Nondeductible expenses	14,696	17,075	28,738
Other	59,086	(13,626)	60,907

Provision for (benefit from) income taxes	$(1,933,056)	$5,927,055	$5,405,224

Deferred income taxes result from timing differences between taxable income and the income for financial reporting purposes. The only significant timing difference relates to the provision for loan losses.

Cumulative net deferred tax assets consist of the following components at December 31, 2008 and 2007:

	December 31,
	2008	2007
Deferred tax assets:
Allowance for loan losses	$10,723,090	$3,111,053
Deferred compensation	1,300,139	1,178,226
Accrued compensated absences	878,684	760,378
Deferred loan fees	925,111	628,804
Non-qualified stock options	21,640	21,640
Other	171,413	60,348

Total deferred tax assets	14,020,077	5,760,449

Deferred tax liabilities:
Depreciation	(1,555,221)	(813,765)
Unrealized gains on securities	(20,467)	(11,636)
Other	(41,591)	(25,350)

Total deferred tax liabilities	(1,617,279)	(850,751)

Net deferred tax asset	$12,402,798	$4,909,698

No valuation allowance for deferred tax assets was recorded at December 31, 2008 and 2007 as management believes it is more likely than not that all of the deferred tax assets will be realized because they were supported by recoverable taxes paid in prior years.

Note 14. Related Parties Transactions

During the year, officers, directors, principal stockholders, and their affiliates (related parties) were customers of and had transactions with the Company in the ordinary course of business. In management's opinion, these transactions were made on substantially the same terms as those prevailing for other customers for comparable transactions and did not involve more than normal risks.

Loan activity to related parties is as follows:

	2008	2007
Beginning of year	$22,004,088	$13,400,980
Additional borrowings	12,614,520	10,160,907
Curtailments	(2,525,964)	(1,557,799)

End of year	$32,092,644	$22,004,088

Deposits from related parties held by the Company at December 31, 2008 and 2007 amounted to $11,809,624 and $12,935,923, respectively.

Note 15. Dividend Limitations

Dividends may be paid to the Parent by the Bank under formulas established by the appropriate regulatory authorities. The amount of dividends the Bank may pay to the Parent at any time, without prior approval, is limited to current year to date earnings as of the dividend date plus earnings retained for the two preceding years.

Note 16. Regulatory Matters

The Company and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company’s and the Bank’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and the Bank must meet specific capital guidelines that involve quantitative measures of their assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors. Prompt corrective action provisions are not applicable to bank holding companies.

Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth in the following table) of total and Tier 1 Capital (as defined in the regulations) to risk-weighted assets (as defined) and of Tier 1 capital (as defined) to average assets (as defined). For the Company, Tier 1 Capital consists of shareholders’ equity and qualifying trust preferred securities, excluding any net unrealized gain (loss) on securities available for sale, goodwill and intangible assets. For the Bank, Tier 1 Capital consists of shareholders’ equity excluding any net unrealized gain (loss) on securities available for sale, goodwill and intangible assets. For both the Company and the Bank, total capital consists of Tier 1 Capital and the allowable portion of the allowance for loan losses. Risk-weighted assets for the Company and the Bank were $1,010,513 thousand and $1,009,793 thousand, respectively at December 31, 2008 and $789,803 thousand and $789,089 thousand, respectively, at December 31, 2007. Management believes, as of December 31, 2008 and 2007, that the Company and the Bank met all capital adequacy requirements to which they are subject.

As of December 31, 2008, the most recent notification from the FRB categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, an institution must maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the following tables. There are no conditions or events since the notification that management believes have changed the Bank’s category. The Company’s and the Bank’s actual capital amounts and ratios as of December 31, 2008 and 2007 are also presented in the table.

	Actual		Minimum Capital Requirement		Minimum To Be Well Capitalized Under Prompt Corrective Action Provisions
(dollars in thousands)	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2008:
Total capital to risk weighted assets:
Consolidated	$139,350	13.79%	$80,841	8.00%	N/A	N/A
Bank	118,204	11.71%	80,783	8.00%	$100,979	10.00%
Tier I capital to risk weighted assets:
Consolidated	126,490	12.52%	40,421	4.00%	N/A	N/A
Bank	105,353	10.43%	40,392	4.00%	60,588	6.00%
Tier I capital to average assets:
Consolidated	126,490	11.96%	42,318	4.00%	N/A	N/A
Bank	105,353	9.96%	42,322	4.00%	52,903	5.00%

As of December 31, 2007:
Total capital to risk weighted assets:
Consolidated	$142,626	18.06%	$63,184	8.00%	N/A	N/A
Bank	117,190	14.85%	63,127	8.00%	$78,909	10.00%
Tier I capital to risk weighted assets:
Consolidated	133,202	16.87%	31,592	4.00%	N/A	N/A
Bank	107,766	13.66%	31,564	4.00%	47,345	6.00%
Tier I capital to average assets:
Consolidated	133,202	16.19%	32,912	4.00%	N/A	N/A
Bank	107,766	13.11%	32,884	4.00%	41,104	5.00%

Note 17. Fair Value Measurements

Effective January 1, 2008, the Company adopted the provisions of SFAS No. 157, Fair Value Measurements, for financial assets and financial liabilities. In accordance with Financial Accounting Standards Board Staff Position (FSP) No. SFAS 157-2, Effective Date of FASB Statement No. 157, the Company will delay application of SFAS 157 for non-financial assets and non-financial liabilities, until January 1, 2009. SFAS 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles and expands disclosures about fair value measurements. The application of SFAS 157 in situations where the market for a financial asset is not active was clarified by the issuance of FSP No. SFAS 157-3, Determining the Fair Value of a Financial Asset When the Market for That Asset Is Not Active, in October 2008. FSP No. SFAS 157-3 became effective immediately and did not significantly impact the methods by which the Company determines the fair values of its financial assets.

SFAS 157 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. A fair value measurement assumes that the transaction to sell the asset or transfer the liability occurs in the principal market for the asset or liability or, in the absence of a principal market, the most advantageous market for the asset or liability. The price in the principal (or most advantageous) market used to measure the fair value of the asset or liability shall not be adjusted for transaction costs. An orderly transaction is a transaction that assumes exposure to the market for a period prior to the measurement date to allow for marketing activities that are usual and customary for transactions involving such assets and liabilities; it is not a forced transaction. Market participants are buyers and sellers in the principal market that are (i) independent, (ii) knowledgeable, (iii) able to transact and (iv) willing to transact.

SFAS 157 requires the use of valuation techniques that are consistent with the market approach, the income approach and/or the cost approach. The market approach uses prices and other relevant information generated by market transactions involving identical or comparable assets and liabilities. The income approach uses valuation techniques to convert future amounts, such as cash flows or earnings, to a single present amount on a discounted basis. The cost approach is based on the amount that currently would be required to replace the service capacity of an asset (replacement cost). Valuation techniques should be consistently applied. Inputs to valuation techniques refer to the assumptions that market participants would use in pricing the asset or liability. Inputs may be observable, meaning those that reflect the assumptions market participants would use in pricing the asset or liability developed based on market data obtained from independent sources, or unobservable, meaning those that reflect the reporting entity’s own assumptions about the assumptions market participants would use in pricing the asset or liability developed based on the best information available in the circumstances. In that regard, SFAS 157 establishes a fair value hierarchy for valuation inputs that gives the highest priority to quoted prices in active markets for identical assets or liabilities and the lowest priority to unobservable inputs. The fair value hierarchy is as follows:

•	Level 1 Inputs - Unadjusted quoted prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date.

•

Level 2 Inputs - Inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly. These might include quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, inputs other than quoted prices that are observable for the asset or liability (such as interest rates, volatilities, prepayment speeds, credit risks, etc.) or inputs that are derived principally from or corroborated by market data by correlation or other means.

•

Level 3 Inputs - Unobservable inputs for determining the fair values of assets or liabilities that reflect an entity’s own assumptions about the assumptions that market participants would use in pricing the assets or liabilities.

A description of the valuation methodologies used for instruments measured at fair value, as well as the general classification of such instruments pursuant to the valuation hierarchy, is set forth below. These valuation methodologies were applied to all of the Company’s financial assets and financial liabilities carried at fair value effective January 1, 2008. The Company’s valuation methodologies may produce a fair value calculation that may not be indicative of net realizable value or reflective of future fair values. While management believes the Company’s valuation methodologies are appropriate and consistent with other market participants, the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different estimate of fair value at the reporting date. Furthermore, the reported fair value amounts have not been comprehensively revalued since the presentation dates, and therefore, estimates of fair value after the balance sheet date may differ significantly from the amounts presented herein.

Financial assets measured at fair value on a recurring basis include the following:

Available for Sale Securities. Available for sale securities are recorded at fair value on a recurring basis. Where quoted prices are available in an active market, securities are classified within level 1 of the valuation hierarchy. Level 1 securities would include highly liquid government bonds, mortgage products and exchange traded equities. If quoted market prices are not available, then fair values are estimated by using pricing models, quoted prices of securities with similar characteristics, or discounted cash flow. Level 2 securities would include U.S. agency securities, mortgage-backed agency securities, obligations of states and political subdivisions and certain corporate, asset backed and other securities. In certain cases where there is limited activity or less transparency around inputs to the valuation, securities are classified within level 3 of the valuation hierarchy.

The following table summarizes financial assets measured at fair value on a recurring basis as of December 31, 2008, segregated by the level of the valuation inputs within the fair value hierarchy utilized to measure fair value:

	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Balance at December 31, 2008
	(in thousands)
Assets
Available for sale securities	$—	$6,861	$—	$6,861

Certain financial assets are measured at fair value on a nonrecurring basis; that is, the instruments are not measured at fair value on an ongoing basis but are subject to fair value adjustments in certain circumstances (for example, when there is evidence of impairment). Financial assets measured at fair value on a non-recurring basis include the following:

Impaired Loans. A loan is considered impaired, based on current information and events, if it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. The measurement of impaired loans is based on the present value of expected future cash flows discounted at the historical effective interest rate, the observable market price of the loan or the fair value of the collateral. All collateral-dependent loans are measured for impairment based on the fair value of the collateral securing the loan. Collateral may be in the form of real estate or business assets including equipment, inventory and accounts receivable. The vast majority of the collateral is real estate. The value of real estate collateral is determined utilizing an income or market valuation approach based on an appraisal conducted by an independent licensed appraiser outside of the Company using observable market data. An allowance is allocated to an impaired loan if the carrying value exceeds the estimated fair value. Impaired loans had a carrying amount of $93.6 million, with a valuation allowance of $21.4 million at December 31, 2008.

Other Real Estate Owned. Real estate acquired through, or in lieu of, foreclosure is held for sale and is stated at the lower of cost or estimated fair market value of the property, less estimated disposal costs, if any. The Company estimates fair value at the asset’s liquidation value less disposal costs using management’s assumptions which are based on current market trends and historical loss severities for similar assets. Any excess of cost over the estimated fair market value at the time of acquisition is charged to the allowance for loan losses. The estimated fair market value is reviewed periodically by management and any write-downs are charged against current earnings in the Company’s consolidated statements of income. Other real estate owned had a carrying amount of $4.3 million at December 31, 2008. For the year ended December 31, 2008, the Company recorded a loss of $4.8 thousand due to a valuation adjustment on one other real estate owned property in its consolidated statements of operations.

The following table summarizes financial assets measured at fair value on a non-recurring basis as of December 31, 2008, segregated by the level of the valuation inputs within the fair value hierarchy utilized to measure fair value:

Assets Measured at Fair Value on a Non-Recurring Basis at December 31, 2008
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Balance at December 31, 2008
	(in thousands)
Assets
Impaired loans	$—	$—	$72,171	$72,171
Other real estate owned	$—	$—	$4,314	$4,314

SFAS 107, Disclosures about Fair Value of Financial Instruments, requires disclosure of the fair value of financial assets and financial liabilities, including those financial assets and financial liabilities that are not measured and reported at fair value on a recurring basis or non-recurring basis. The methodologies for estimating the fair value of financial assets and financial liabilities that are measured at fair value on a recurring or non-recurring basis are discussed above. The methodologies for other financial assets and financial liabilities are discussed below:

Cash and Cash Equivalents

The carrying amounts of cash and short-term instruments approximate fair values.

Equity Securities

The carrying amount approximates fair value.

Investment Securities

Fair values are based on published market prices or dealer quotes. Available-for-sale securities are carried at their aggregate fair value.

Loans, Net

For loans receivable with short-term and/or variable characteristics, the total receivables outstanding approximate fair value. The fair value of other loans is estimated by discounting the future cash flows using the build up approach to discount rate construction. Components of the discount rate include a risk free rate, credit quality component and a service charge component.

Accrued Interest Receivable and Accrued Interest Payable

The carrying amount approximates fair value.

Deposits

The fair value of noninterest bearing deposits and deposits with no defined maturity, by SFAS No. 107 definition, is the amount payable on demand at the reporting date. The fair value of time deposits is estimated by discounting the future cash flows using the build up approach to discount rate construction. Components of the discount rate include a risk free rate, credit quality component and a service charge component.

Short-Term Borrowings

The carrying amounts of federal funds purchased, borrowings under repurchase agreements, and other short-term borrowings maturing within 90 days approximate their fair values.

Long-Term Debt

The fair values of the Company’s long-term debt are estimated using discounted cash flow analysis based on the Company’s current incremental borrowing rates for similar types of borrowing arrangements.

Loan Commitments, Standby and Commercial Letters of Credit

Fair values for off-balance sheet lending commitments approximate the contract or notional value taking into account the remaining terms of the agreement and the counterparties’ credit standings. The fair values of these items are not significant and are not included in the following table.

The estimated fair value and the carrying value of the Company’s recorded financial instruments are as follows:

	December 31, 2008		December 31, 2007
(in thousands)	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
Cash and cash equivalents	$11,672	$11,672	$9,337	$9,337
Investment securities	7,053	7,051	7,375	7,380
Equity securities	10,959	10,959	8,759	8,759
Loans, net	991,947	1,042,324	777,563	815,469
Accrued interest receivable	5,698	5,698	6,172	6,172
Deposits	763,006	788,103	572,296	593,385
Short-term borrowings	129,096	129,096	69,228	69,228
Long-term debt	55,296	61,841	55,322	53,667
Accrued interest payable	2,202	2,202	2,460	2,460

Effective January 1, 2008, the Company adopted the provisions of SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities—Including an amendment of FASB Statement No. 115. SFAS 159 permits the Company to choose to measure many financial instruments and certain other items at fair value. The objective of SFAS 159 is to improve financial reporting by providing companies with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently. The Company has not elected to measure any permissible items at fair value. As a result, the adoption of SFAS 159 did not have any impact on the Company’s financial statements.

Note 18. Dividend Reinvestment and Stock Purchase Plan

In April 1999, the Company’s Board of Directors approved a Dividend Reinvestment and Stock Purchase Plan (the “DRIP”). Under the DRIP, shares purchased from the Company with reinvested dividends are issued at a five percent (5.0%) discount from market value. The DRIP also permits participants to make optional cash payments of up to $20,000 per quarter for the purchase of additional shares of the Company’s common stock. The shares are issued at market value without incurring brokerage commissions.

Note 19. Stock Based Compensation Plans

As of December 31, 2008, the Company has four stock based compensation plans, which are described more fully in Item 11 of the Company’s Form 10-K. The 1990 Stock Option Plan and the Non-Employee Director Stock Compensation Plan expired on February 20, 2000 and January 17, 2000, respectively. All options governed under these plans have been exercised or expired as of December 31, 2008. As of December 31, 2008, the 1999 Stock Incentive Plan which was approved by shareholders on April 27, 1999, had only a limited number of authorized shares available for issuance under this plan. The current plan in place, the 2005 Stock Incentive Plan was approved by the shareholders at the 2005 Annual Meeting of Shareholders and provides for the issuance of restricted stock awards, stock options in the form of incentive stock option and non-statutory stock options, stock appreciation rights and other stock–based awards to employees and directors of the Company.

During 2008 and 2007, the Company granted 0 and 17,500 options, respectively, under the 2005 Stock Incentive Plan to directors and officers of the Company. All awards consisted of grants of stock options having exercise prices equal to 100% of the fair market value of the Company’s common stock on the date of grant. All options granted have a ten year life and are fully vested at the date of grant.

As described more fully in Note 1, the Company adopted SFAS No. 123(R) on January 1, 2006, using the modified prospective method. The adoption of SFAS No. 123(R) reduced the Company’s net income due to the recognition of share-based compensation expense for stock option awards for the years ended December 31, 2008, 2007 and 2006 as follows:

(in thousands, except per share data)	2008	2007	2006
Income before income taxes	—	$(22)	$(95)
Net income	—	(14)	(63)
Earnings per share:
Basic	—	$(0.00)	$(0.01)
Diluted	—	$(0.00)	$(0.01)

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions:

	2008	2007	2006
Expected life (years)	—	10	10
Expected volatility	—	19.68%	15.39%
Risk-free interest rate	—	3.90%	4.60%
Dividend growth rate	—	20.00%	20.00%
Annual dividend paid	—	$0.34	$0.24
Weighted average fair value of options granted during the year	—	$16.98	$24.87

The Company determined the expected life of the stock options using historical data. The risk-free interest rate is based on the 10 year U.S. Treasury in effect at the date of grant. Expected volatility is based on the historical volatility of the Company’s stock.

Option valuation models require the input of highly subjective assumptions. Because the Company’s employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management’s opinion, the existing models do not necessarily provide a representative single measure of the fair value at which transactions may occur.

A summary of the Company’s stock option activity and related information is as follows:

	Options Outstanding	Weighted Average Exercise Price	Aggregate Intrinsic Value
Stock options outstanding at January 1, 2006	530,791	$14.95
Granted	16,500	24.87
Exercised	(36,289)	4.57

Stock options outstanding at December 31, 2006	511,002	16.01
Granted	17,500	16.98
Exercised	(39,106)	5.83

Stock options outstanding at December 31, 2007	489,396	16.86
Exercised	(20,219)	7.65
Expired	(5,445)	8.28

Stock options outstanding at December 31, 2008	463,732	$17.36	$(4,724,080)

Stock options exercisable at December 31, 2008	463,732	$17.36	$(4,724,080)

Exercise prices for options outstanding and exercisable as of December 31, 2008 were as follows:

Range of Exercise Prices			Number of Options	Remaining Contractual Life (in Months)	Weighted Average Exercise Price
$ 5.89	–	$ 7.69	43,258	18.61	$7.12
$15.51	–	$16.98	141,404	71.73	15.85
$19.01	–	$24.87	279,070	82.00	19.71

$ 5.89	–	$24.87	463,732	72.96	$17.36

The following table presents the intrinsic value (the amount by which the fair value of the underlying common stock exceeds the exercise price of a stock option on exercise date) of stock options exercised, cash received from stock options exercised, and the tax benefit realized for deductions related to stock options exercised for the years ended December 31, 2008, 2007, and 2006.

	2008	2007	2006
Intrinsic value of stock options exercised	$129,007	$602,426	$673,774
Cash received from stock options exercised	154,716	228,055	165,997
Tax benefit realized for deductions related to stock options exercised	124,053	528,004	619,909

Employee Stock Purchase Plan

On June 26, 2007, the Company’s shareholders approved the Commonwealth Bankshares Employee Stock Purchase Plan (“ESPP”). The plan offers eligible employees the opportunity to acquire a stock ownership in the Company through periodic payroll deductions that are applied towards the purchase of Company common stock at a discount of up to 15% of its market price. The plan makes available up to 400,000 shares of Company common stock for issuance to eligible employees. There were no shares issued under the ESPP during the years ended December 31, 2008 and 2007.

Note 20. Related Party Leases

In 1984, the Bank entered into a lease with Boush Bank Building Associates, a limited partnership owned by several shareholders of the Company (the “Partnership”), to rent the Headquarters Building. The lease requires the Bank to pay all taxes, maintenance and insurance. The term of the lease is twenty-three years and eleven months. Under the same terms and conditions of the original lease, the Bank will have the option to extend the term for five additional periods of 5 years each. The Bank is currently under the first renewal option. In connection with this property, the lessor has secured financing in the form of a $1,600,000 industrial development revenue bond from the Norfolk Redevelopment and Housing Authority payable in annual installments, commencing on January 1, 1987, at amounts equal to 3.0% of the then outstanding principal balance through the twenty-fifth year, when the unpaid balance will become due. Interest on this bond is payable monthly, at 68.6% of the prime rate of SunTrust Bank in Richmond, Virginia. Monthly rent paid by the Bank is equal to interest on the above bond, plus any interest associated with secondary financing provided the lessor by the Bank.

The Bank has the right to purchase, at its option, an undivided interest in the property at undepreciated original cost, and is obligated to purchase in each January after December 31, 1986, an undivided interest in an amount equal to 90.0% of the legal amount allowed by banking regulations for investments in fixed properties. Under this provision the Bank purchased 19.7% of this property for $362,200 in 1987. At the time of the 1987 purchase the Bank assumed $305,700 of the above-mentioned bond. Pursuant to the purchase option contained in the lease agreement, the Bank recorded an additional interest of $637,400 (34.7%) in the leased property as of December 31, 1988 by assuming a corresponding portion ($521,900) of the unpaid balance of the related revenue bond and applying the difference of $115,500 to amounts due from the lessor. Accordingly, the Bank now owns 54.4% of the Headquarters property. No purchases have been made after 1988. Total lease expense was $77,456, $82,495 and $80,623 for the years 2008, 2007 and 2006.

In addition, the Bank subleases approximately 4,000 square feet of third floor office space to outside parties. Total sublease rental income was $68,733, $71,357 and $72,174 for the years ended December 31, 2008, 2007 and 2006.

The Bank has entered into a long-term lease with a related party to provide space for one branch located in Chesapeake, Virginia. This lease has been classified as an operating lease for financial reporting purposes. Future minimum lease payments of $117,996 are required each year for five years under the long-term non-cancelable lease agreement as of October 20, 1998, which expires in July 31, 2010. Under the terms of the lease, the Bank has the option to extend the term for three additional periods of five years each. Total lease expense was $117,996, $117,996 and $117,696 for the years 2008, 2007 and 2006, respectively.

The Bank has entered into a long-term lease with a related party to provide space for one branch located in Waves, North Carolina. This lease has been classified as an operating lease for financial reporting purposes. The lease has an initial term of ten years and runs through April 30, 2017. Future minimum lease payments required over the next five years under this non-cancelable operating lease total $257,192. Under the terms of the lease, the Bank has the option to extend the term for four additional periods of five years each. Total lease expense was $87,309 and $43,041 for the years 2008 and 2007, respectively.

The Bank has entered into a long-term lease with a related party to provide space for one branch located in Powells Point, North Carolina. This lease has been classified as an operating lease for financial reporting purposes. The lease has an initial term of fifteen years and runs through June 30, 2022. Future minimum lease payments required over the next five years under this non-cancelable operating lease total $582,802. Under the terms of the lease, the Bank has the option to extend the term for three additional periods of five years each. Total lease expense was $235,619 and $92,695 for the years 2008 and 2007, respectively.

The Bank has entered into a long-term lease with a related party to provide space for one branch located in Moyock, North Carolina. This lease has been classified as an operating lease for financial reporting purposes. The lease has an initial term of ten years and runs through May 31, 2017. Future minimum lease payments required over the next five years under this non-cancelable operating lease total $250,558. Under the terms of the lease, the Bank has the option to extend the term for four additional periods of five years each. Total lease expense was $44,849 and $0 for the years 2008 and 2007, respectively.

The Bank has entered into a long-term lease with a related party to provide space for one branch located in Kitty Hawk, North Carolina. This lease has been classified as an operating lease for financial reporting purposes. The lease has an initial term of fifteen years and runs through May 31, 2023. Future minimum lease payments required over the next five years under this non-cancelable operating lease total $1,206,514. Under the terms of the lease, the Bank has the option to extend the term for three additional periods of five years each. Total lease expense was $15,994 and $0 for the years 2008 and 2007, respectively.

The Bank has entered into a long-term lease with a related party to provide space for one branch located in Suffolk, Virginia. This lease has been classified as an operating lease for financial reporting purposes. The lease has an initial term of ten years and runs through March 31, 2018. Future minimum lease payments required over the next five years under this non-cancelable operating lease total $241,029. Under the terms of the lease, the Bank has the option to extend the term for four additional periods of five years each. Total lease expense was $52,809 and $0 for the years 2008 and 2007, respectively.

Note 21. Lease Commitments

The Company leases office space in Hampton Roads, Richmond and Gloucester, Virginia and in Northeastern North Carolina. The leases provide for options to renew for various periods. Pursuant to the terms of these leases, the following is a schedule, by year, of future minimum lease payments required under these non-cancelable operating lease agreements.

Lease Payments
2009	$1,834,269
2010	1,740,010
2011	1,628,967
2012	1,626,482
2013	1,658,681
Thereafter	10,193,786

$18,682,195

The leases also contain various terms and conditions relating to the end of the leases which in some cases requires the removal of tenant improvements or in other cases the restoration of the property to its original condition. None of the leasing arrangements is at a point where the cost of these actions can be estimated.

Total rental expense was $1,856,742, $1,221,909 and $770,756 for 2008, 2007 and 2006, respectively.

Note 22. Financial Instruments with Off-Balance Sheet Risk

In the normal course of business, the Company is a party to financial instruments with off-balance sheet risk. These financial instruments include commitments to extend credit, standby letters of credit and financial guarantees and involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheet. The contract or notional amounts of these instruments reflect the extent of the Company’s involvement in particular classes of financial instruments.

The Company’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit, standby letters of credit, and financial guarantees written is represented by the contractual notional amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments.

Unless otherwise noted, the Company does not require collateral or other security to support financial instruments with credit risk.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company’s experience has been that approximately 90% of loan commitments are drawn upon by customers. The Company evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management's credit evaluation of the counterparty. Collateral held varies but may include property, plant and equipment and income-producing commercial properties.

Standby letters of credit and financial guarantees written are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Company has not been required to perform on any financial guarantees during the past two years. The Company has not incurred any losses on its commitments in either 2008 or 2007.

The amounts of loan commitments, guarantees and standby letters of credit are set out in the following table as of December 31, 2008 and 2007.

	Variable Rate Commitments	Fixed Rate Commitments
December 31, 2008:
Loan commitments	$43,018,118	$21,201,137
Standby letters of credit and guarantees written	$8,006,908	$1,175,380

December 31, 2007:
Loan commitments	$82,737,997	$26,974,770
Standby letters of credit and guarantees written	$8,742,020	$—

Note 23. Subsequent Events

On January 19, 2009, the directors of the Company declared a cash dividend in the amount of $0.08 per share on its common stock, payable February 27, 2009, to shareholders of record as of February 16, 2009.

Note 24. Common Stock Repurchases

During 2007, the Company announced an open ended program by which management was authorized to repurchase an unlimited number of shares of the Company’s common stock in open market and privately negotiated transactions. During 2008, the Company repurchased 141,326 shares of its common stock at an average price of $14.53 per share in open market and privately negotiated transactions. During 2007, the Company repurchased 15,400 shares of its common stock at an average price of $21.06 per share in open market and privately negotiated transactions.

Note 25. Condensed Parent Company Only Financial Information

The condensed financial position as of December 31, 2008 and 2007 and the condensed results of operations and cash flows for each of the years in the three-year period ended December 31, 2008, of Commonwealth Bankshares, Inc., parent company only, are presented below.

Condensed Balance Sheets

December 31, 2008 and 2007

	2008	2007
Assets
Cash on deposit with subsidiary	$20,629,682	$25,110,183
Investment in subsidiary	105,234,742	107,977,761
Premises	89,472	92,166
Prepaid expense	870	934
Other assets	1,134,773	1,137,553

	$127,089,539	$134,318,597

Liabilities and Stockholders’ Equity
Accrued expenses	$91,116	$281,834
Accrued interest payable	7,177	3,589
Trust preferred capital notes	20,619,000	20,619,000
Total stockholders’ equity	106,372,246	113,414,174

	$127,089,539	$134,318,597

Condensed Statements of Operations

Years Ended December 31, 2008, 2007 and 2006

	2008	2007	2006
Income:
Dividend from non-bank subsidiary	$—	$—	$17,274
Rental income	6,000	6,000	6,000
Interest income	39,534	39,210	39,535
Other	2,250	3,000	750

Total income	47,784	48,210	63,559

Expenses:
Interest expense	1,316,898	1,306,134	1,549,975
Professional fees	116,000	117,975	140,500
Other outside services	57,011	76,942	128,308
Other	7,997	6,117	4,032

Total expenses	1,497,906	1,507,168	1,822,815

Loss before income tax benefits and equity in undistributed net income (loss) of subsidiaries	(1,450,122)	(1,458,958)	(1,759,256)
Income tax benefits	513,977	516,985	621,348

Loss before equity in undistributed net income (loss) of subsidiaries	(936,145)	(941,973)	(1,137,908)
Equity in undistributed net income (loss) of subsidiaries	(2,802,924)	12,108,884	11,229,537

Net income (loss)	$(3,739,069)	$11,166,911	$10,091,629

Condensed Statements of Cash Flows

Years Ended December 31, 2008, 2007 and 2006

	2008	2007	2006
Operating activities:
Net income (loss)	$(3,739,069)	$11,166,911	$10,091,629
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation	2,694	2,100	3,385
Equity in undistributed net (income) loss of subsidiaries	2,802,924	(12,108,884)	(11,229,537)
Net change in:
Prepaid expense	64	(934)	20,691
Other assets	3,093	106,864	(375,314)
Accrued expenses	(190,719)	(35,350)	173,104
Accrued interest payable	3,588	(3,588)	(74,912)
Deferred taxes	(313)	(120)	(561)

Net cash used in operating activities	(1,117,738)	(873,001)	(1,391,515)

Investing Activities:
Increase in investment in subsidiary	—	—	(18,000,000)

Financing activities:
Liquidation of Capital Trust I	—	—	(140,750)
Proceeds from the liquidation of subsidiary	—	—	141,135
Common stock repurchased	(2,060,226)	(325,191)	—
Dividends reinvested and sale of stock	899,053	1,042,238	27,054,969
Dividends paid	(2,201,590)	(1,928,079)	(1,040,302)

Net cash provided by (used in) financing activities	(3,362,763)	(1,211,032)	26,015,052

Net increase (decrease) in cash on deposit with subsidiary	(4,480,501)	(2,084,033)	6,623,537
Cash on deposit with subsidiary, January 1	25,110,183	27,194,216	20,570,679

Cash on deposit with subsidiary, December 31	$20,629,682	$25,110,183	$27,194,216

Note 26. Quarterly Financial Data (unaudited)

Summarized unaudited quarterly financial data for the years ended December 31, 2008 and 2007 is as follows:

(in thousands, except per share data)	2008
	Fourth	Third	Second	First
Interest and dividend income	$15,594	$16,781	$15,558	$15,388
Interest expense	7,679	7,451	7,126	7,307

Net interest income	7,915	9,330	8,432	8,081
Provision for loan losses	2,717	20,000	800	455
Noninterest income	1,117	1,284	1,242	1,221
Noninterest expense	5,410	4,494	5,205	5,248

Income (loss) before income taxes and noncontrolling interest	905	(13,880)	3,669	3,599
Income tax expense (benefit)	327	(4,779)	1,272	1,247

Income (loss) before noncontrolling interest	578	(9,101)	2,397	2,352
Noncontrolling interest in subsidiaries	15	11	6	3

Net income (loss)	$593	$(9,090)	$2,403	$2,355

Basic earnings (loss) per share	$0.09	$(1.33)	$0.35	$0.35

Diluted earnings (loss) per share	$0.09	$(1.33)	$0.35	$0.35

	2007
	Fourth	Third	Second	First
Interest and dividend income	$16,149	$15,769	$15,586	$14,579
Interest expense	7,510	7,199	6,921	6,554

Net interest income	8,639	8,570	8,665	8,025
Provision for loan losses	560	370	285	430
Noninterest income	1,406	1,277	1,301	1,197
Noninterest expense	5,407	5,212	5,135	4,575

Income before income taxes and noncontrolling interest	4,078	4,265	4,546	4,217
Income tax expense	1,367	1,495	1,613	1,452

Income before noncontrolling interest	2,711	2,770	2,933	2,765
Noncontrolling interest in subsidiary	(2)	—	(5)	(5)

Net income	$2,709	$2,770	$2,928	$2,760

Basic earnings per share	$0.39	$0.40	$0.43	$0.40

Diluted earnings per share	$0.39	$0.40	$0.42	$0.39